EMPLOYMENT SEPARATION AGREEMENT

E-Rail Logistics, Inc. (“E-Rail”), a wholly-owned subsidiary of Chartwell International, Inc. (“Chartwell”) (“E-Rail” and “Chartwell,” collectively referred to herein as the "Company"), Andrew Kaufman (the "Employee") and Greenway Properties, L.P., a New York limited partnership in which the Employee is the general partner (“Greenway”), agree as follows, as of the 15th day of March, 2006:

1.            Employment. The Employee's employment as Chief Executive Officer of E-Rail, interim Chief Executive Officer of Cranberry Creek Railroad, Inc. and as an employee and director of the Company and its affiliates was terminated, effective the end of the workday, March 15, 2006 (“Termination Date”). The Company and the Employee agree to terminate the Employment Agreement by and between E-Rail and the Employee dated as of September 8, 2005 (the “Employment Agreement”) pursuant to the terms and conditions set forth in this Employment Separation Agreement ("Agreement").

2.	Position; Scope of Employment.

2.1         Resignation. The Employee shall cease functioning in the position of Chief Executive Officer for E-Rail, Interim Chief Executive Officer for Cranberry Creek Railroad, Inc., and shall cease to be an employee and director for E-Rail or the Company and the Company’s affiliates in any and all capacity, effective on the Termination Date. The Employee agrees to execute the resignation letter attached hereto as Exhibit A.

2.2         At-Will Employment. Contemporaneous with the Employee’s resignations and termination of the Employment Agreement, E-Rail shall offer at-will employment to the Employee as E-Rail’s Vice President of Business Development as more fully described in the form of Offer Letter attached hereto as Exhibit C.

3.            Stock and Starbank Lawsuit. The Employee agrees that common stock of Chartwell issued directly or indirectly to the Employee, and currently held by and in the name of Greenway in the amount of 808,347 shares of common stock, pursuant to the Agreement and Plan of Merger through which E-Rail was acquired by Chartwell dated as of September 8, 2005, and conditioned upon Employee entering into, and not breaching the terms and conditions of the Employment Agreement (“Merger Stock”), shall be assigned and transferred free and clear of any encumbrances and liens back to Chartwell and canceled. Chartwell will effectuate the cancellation of the Merger Stock upon receipt of the original stock certificate representing the Merger Stock issued to Greenway. On or within one (1) day of the date first set forth above, Employee agrees to return the original stock certificate no. 4347 representing the Merger Stock to Chartwell and execute the Stock Power and Assignment attached hereto as Exhibit B to effectuate such transfer and cancellation. As part consideration for the termination of the Employment Agreement and transfer and cancellation of the Merger Stock, Chartwell shall negotiate and issue consideration to settle that certain litigation in Supreme Court, New York County, entitled Starbank Group, LLC v. Chartwell International Inc., Imre Eszenyi, Rail Waste Holdings, LLC, E-Rail Logistics, Inc., Andrew Kaufman, Christopher Davino and Richard Kessler, NY Co. Index No. 600223/06.

4.            Release of Liability. The Employee and Greenway acknowledge entering this Agreement freely and voluntarily, and agree as follows:

4.1.   ADEA Waiver. With respect to Employee’s previous employment under the Employment Agreement, the Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights the Employee may have under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"). The Employee also acknowledges that the consideration given for the waiver and release pursuant to this Agreement is in addition to anything of value to which the Employee was already entitled.

4.2.         Mutual General Release. The Employee and Greenway hereby irrevocably and unconditionally release and forever discharge the Company and all of its officers, agents, directors, supervisors, employees, representatives, affiliates, and Imre Eszenyi and his affiliates, and their successors and assigns and all persons acting by, through, under or in concert with any of them from any and all charges, complaints, grievances, claims, actions, and liabilities of any kind (including attorneys' fees, interest, expenses and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as "Claims"), which the Employee or Greenway has or may have in the future, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement. All such Claims are forever barred by this Agreement and without regard to whether these Claims are based on any alleged breach of duty arising in contract or tort, any alleged employment discrimination or other unlawful discriminatory act, or any claim or cause of action regardless of the forum in which it may be brought, including without limitation, claims under the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1964, as amended, the Americans With Disability Act, the Federal Family and Medical Leave Act of 1993, the Vietnam Era Veterans Readjustment Assistance Act of 1974, any allegation of wrongful termination and any claim arising under the laws of the states of New York, New Jersey, Nevada or West Virginia.

The Company hereby irrevocably and unconditionally releases and forever discharges the Employee and Greenway from any and all charges, complaints, grievances, claims, actions, and liabilities of any kind (including attorneys' fees, interest, expenses and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which the Company has or may have in the future, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement.

5.            Payment of Salary. Notwithstanding the terms of Section 2.2, vacation and sick leave ceased accruing on the Termination Date; provided, however, the Company shall continue to pay for the Employee’s health benefits under the Company’s existing plans for a period of 6 months from the date first set forth above. The Employee acknowledges and represents that with the payment of salary through the Termination Date, the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

6.            Business Expenses. Within five (5) business days of the Termination Date, Employee will submit his final documented expense reimbursement statement reflecting all business expenses incurred through the Termination Date for which he seeks reimbursement. The Company will reimburse the Employee pursuant to its regular business practice.

7.            No Disparagement . The parties agree to treat each other respectfully and professionally and not disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both the Employee and the Company will respond accurately and fully to any question, inquiry or request for information when required by the legal process.

8.            Actions Contrary to Law; Conflict. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. If any provisions herein conflict with the terms and conditions in the Employment

Agreement, the terms and conditions stated in this Agreement shall control.

9.	Miscellaneous.

9.1.         Notices. All notices to be given by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested; provided, however, that notices of change of address or facsimile number shall be effective only upon actual receipt by the other party. Notices shall be delivered at the following addresses, unless changed as provided for herein:

To the Employee:	Andrew Kaufman
14 The Boulevard
Bayville, NY 11709

To the Company:	Chartwell International, Inc.
1124 Smith Road, Suite 304
Charleston, WV 25238
Attn: President

9.2.         Entire Agreement. This Agreement supersedes any all agreements, either oral or written, between the parties hereto with respect to its subject matter. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

9.3.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

9.4.         Jurisdiction and Venue. The parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in the State of West Virginia in the venue of Kanawha County in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement, provided such claim is not required to be arbitrated pursuant to Section 9.5. The parties further agree that personal jurisdiction over them may be effected by notice as provided in Section 9.1, and that when so made shall be as if served upon them personally within the State of West Virginia.

9.5          Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, performance hereunder or breach thereof, which cannot be amicably settled, shall be settled by arbitration conducted in Kanawha County, West Virginia or such other mutually agreed upon location. Said arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association at a time and place within the above-referenced location as selected by the arbitrator(s) as further described in the Employment Agreement.

9.6.         Attorneys' Fees. In the event of any litigation, arbitration, or other proceeding arising out of this Agreement, or the parties' performance as outlined herein, the prevailing party shall be entitled to an award of costs, including an award of reasonable attorneys' fees. Any judgment, order, or award entered in any such proceeding shall designate a specific sum as such an award of attorneys' fees and costs incurred. This attorneys' fee provision is intended to be severable from the other provisions of this Agreement, shall survive any judgment or order entered in any proceeding and shall not be deemed merged into any such judgment or order, so that such further fees and costs as may be incurred in the enforcement of an award or judgment or in defending it on appeal shall likewise be recoverable by further order of a court or panel or in a separate action as may be appropriate.

9.7.         Amendment, Waiver. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by the Employee and the Company. A waiver of any term or condition of this Agreement shall not be construed as a general waiver by the Company. Failure of either the Employee or the Company to enforce any provision or provisions of this Agreement shall not waive any enforcement of any continuing breach of the same provision or provisions or any breach of any provision or provisions of this Agreement.

9.8.         Ambiguities. This Agreement shall not be subject to the rule that any ambiguities in the contract are to be interpreted against the drafter of the Agreement.

9.9.            Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed original, but all of which shall constitute one and the same instrument or by way of facsimile in its entirety. An executed facsimile signature shall be deemed an original.

9.10.         Representation. The parties to this Agreement, and each of them, acknowledge, agree, and represent that it: (a) has directly participated in the negotiation and preparation of this Agreement; (b) has read the Agreement and has had the opportunity to discuss it with counsel of its own choosing; (c) it is fully aware of the contents and legal affect of this Agreement; (d) has authority to enter into and sign the Agreement; and (e) enters into and signs the same by its own free will.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first hereinabove written.

THE EMPLOYEE

Andrew Kaufman

_________________________________

Date: __________

GREENWAY

Greenway Properties, L.P.

Date: _________	By:
Name: Andrew Kaufman
	Title:	General Partner

THE COMPANY

Chartwell International, Inc.

Date: _________	By:
Name: Imre Eszenyi
	Title:	Acting President

EXHIBIT A

RESIGNATION LETTER

EXHIBIT B

STOCK POWER AND ASSIGNMENT

SEPARATE FROM SHARE CERTIFICATE

EXHIBIT C

OFFER LETTER